ETHANOL MARKETING CONTRACT

THIS AGREEMENT is entered into by and among Eco-Energy, Inc. (hereinafter “Eco”) a Tennessee Corporation with its main office located at 730 Cool Springs Blvd, Suite 130, Franklin, Tennessee 37067, and Show-Me Ethanol, Hwy 10 West, Richmond, MO 64085.

RECITALS:

A.	SHOW-ME, who is developing an ethanol facilities in Missouri producing a minimum of 50 million gallons per year of denatured ethanol at its site.

B.	Eco is a reseller in ethanol and is experienced in the marketing and transportation of such ethanol, and is willing to agree to purchase the entire ethanol output of the plant.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

1.
Eco Services. Eco shall, during the term hereof, purchase the entire output of ethanol and to provide certain transportation services to SHOW-ME (the “Eco Program”). The Eco services to be provided are set forth in Sections 2 and 3 and the exhibits attached hereto which are referred to therein.

2.
Eco Take or Pay Ethanol Purchases. SHOW-ME agrees to sell to Eco, and Eco agrees to purchase from SHOW-ME 100% of the production of ethanol during the term of the contract. Each potential Eco purchase will be presented to the SHOW-ME representative by Eco for verbal approval. Upon such verbal approval and purchase, a confirmation of the purchase contract will be submitted to SHOW-ME by Eco, encompassing the details of each purchase.

3.	Eco Transportation Services. Eco agrees to provide the transportation services set forth in Exhibit B.

4.
Fees. SHOW-ME shall pay a fee for services of Eco and materials provided hereunder of 1% per net gallon of ethanol purchased by Eco during the term of the contract. Such fees shall be payable monthly on actual gallons shipped from the prior month. Payment from SHOW-ME shall be subtracted from Eco’s first weekly wire payment of the following month for ethanol purchases.

5.
SHOW-ME Representative. SHOW-ME shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all merchandising, purchasing and sales decisions for SHOW-ME. All directions, transactions and authorizations given by such representative to Eco shall be binding upon SHOW-ME. Eco shall be entitled to rely on the authorization of such persons until it receives written notification from SHOW-ME that such authorization has been revoked. The terms of such purchase orders shall be consistent with the provision of Exhibit A and may include, but shall not necessarily be limited to, price, volume, delivery schedule, and shipping instructions.

6.
Swaps and Exchanges. Eco shall provide 50% of entitled swaps and exchanges to SHOW-ME. Entitlement is defined by the additional profits created during swaps and exchanges, which occur prior to delivery, The value of these swaps and exchanges shall be expressed in the form of a net differential. Documentation of all swaps and exchanges will be made in the form of a quarterly report. This report shall be generated and payment submitted to SHOW-ME by the final business day of the month following the end of the calendar quarter.

7.	Eco Limitations.

(a)
Eco assumes no responsibility for the completion or performance of any contracts between SHOW-ME and SHOW-ME’s customers and suppliers, and SHOW-ME agrees they shall not bring any action or make any claim against Eco based on any act, omission or claim of any of SHOW-ME’s customers or suppliers.

(b)
SHOW-ME is responsible to cover all non-deliveries of any product that is contracted between Eco and SHOW-ME in a timely manner in order to stay within the time parameters of the contract. Eco will assist in procuring product from other suppliers to cover these non-deliveries.

(c)	If any party terminates this agreement for any reason, both parties will be responsible to complete any existing contracts.

8.	Separability and Non-liability. The services, contracts and relationships between SHOW-ME and Eco are independent and separable.

9.
Confidentiality Agreement. The parties agree, to the extent permitted by law, to preserve and protect the confidentiality of the Agreement. Both parties recognize that federal or state law may require the filing of the Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of the Agreement to affiliates, consultants, or contractors performing work on, or related to, the subject matter of the Agreement. Buyer and Seller agree to allow the submission of the Agreement to affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Agreement. In the event either party is of the opinion that applicable law requires it to file the Agreement with, or to disclose information related to the Agreement (other than information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing prior to the disclosure or filing of the Agreement.

10.
Public Disclosure. Any public announcements concerning the transaction contemplated by this letter shall be approved in advance by Eco and SHOW-ME except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release.

11.
Solicitation. SHOW-ME agrees not to contact or interfere with, solicit, disrupt or attempt to disrupt relationships, contractual or otherwise, between Eco and any of its customers, employees or vendors.

12.	Terms and Termination.

(a)
The initial term of this Agreement shall commence on the first clay of ethanol production and shall continue for five years. This contract will automatically renew for an additional term of one year unless SHOW-ME gives written notice at least four (4) months prior to the end of the initial term.

(b)
This agreement may be terminated by SHOW-ME as to Eco in the event of material breach of any of the material terms hereof by such other party, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. This agreement may be terminated by Eco as to SHOW-ME in the event of material breach of any of the material terms hereof by SHOW-ME by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. Any material breach by SHOW-ME as to Eco or by Eco as to SHOW-ME that cannot be resolved within 15 days, both parties may mutually agree in writing to the length of time needed to resolve the material breach.

(c)	This Agreement may also be terminated between either party by the mutual consent of both parties on such terms as the parties may agree.

(d)
In addition to any other method of terminating this Agreement, Eco may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the 30th day following the giving of notice of intent to terminate.

13.
Licenses, Bonds, Insurance. Each party represents that it now has and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

14.
Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROSHOW-MES OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

15.
Disclaimer. SHOW-ME understands and agrees that Eco makes no warranty respecting legal or regulatory requirements and risks. SHOW-ME shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to SHOW-ME business.

16.
Indemnity. The Parties agree that they shall absolve, release and refrain from seeking remedies against each other and their officers, agents, employees, subcontractors and insurers for any and all losses, claims, damages, costs, suits and liabilities for damage, deterioration of quality, shrinkage in quantity, loss of grade or loss of Ethanol resulting from the inherent nature of transfer operations and the inherent nature of Ethanol provided that this in no way shall relieve the parties for their own negligence, willful misconduct or theft. Each party to this contract shall indemnify, defend and hold the other harmless from claims, demands and causes of action asserted against the other by any person (including without limitation employees of either party) for personal injury or death, or for loss of or damage to property resulting from the willful or negligent acts or omissions of the indemnifying party, Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct or the Parties hereto, the Parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

17.
Nature of Relationship. Eco is an independent contractor providing services to SHOW-ME. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance,

18.
Notices. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

19.
Compliance With Governmental Controls. To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any federal, state or local government authority applicable to the performance of the Agreement, including, without limitation, those pertaining to the environment, safety, health, social security, old age pension, wage hour laws, unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action.

20.
New Or Changed Regulations. The parties enter the Agreement in reliance upon the laws, rules, regulations, interpretations, decrees, agreements, and concessions of, and arrangements (hereafter called “Regulations”) with governments or governmental instrumentalities in effect on the date of the Agreement with respect to or directly or indirectly affecting the ethanol to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect Eco and their customers. In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (a) is or will not be covered by any other provision of the Agreement, or (b) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by Eco at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of ethanol or any part thereof. Such notice shall contain the new prices and terms desired by agreement of Eco and SHOW-ME. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, Eco shall have the right to terminate the Agreement at the end of said ten (10) day period.

21.	General.

(a)	This agreement is the entire understanding of the parties concerning the subject matter hereof, and it may be modified only in writing signed by the parties.

(b)
If any provision or provision of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby.

(c)
No party shall be liable for any failure to perform any or all of the provision of this agreement if and to the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression “cause beyond the reasonable control” shall be deemed to include, but not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

(d)	This agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

(e)
No action, regardless of its nature or form, arising from or in relation to this Agreement may be brought by either party more than two (2) years after the cause of action has arisen, or, in the case of an action for nonpayment, more than two (2) years from the date the last payment was due. Venue for any action arising from or in relation to this agreement shall be in Richmond, MO.

(f)	This agreement is governed by and shall be construed under the laws of the State of Missouri.

(g)
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. ECO or SHOW-ME may assign its rights and duties under this Agreement in connection with the sale, merger, exchange or acquisition of all or substantially all of the assets or stock. Either party may assign its rights and duties under this Agreement to another company controlling, or controlled by, or under common control without having to obtain the express written consent of the other party. SHOW-ME shall also have the option to cancel this contract should they sell the company to a third party entity. All specific contracts will be completed regardless of ownership.

(h)
This agreement shall be binding upon SHOW-ME and this above referenced plant in the event that the name, SHOW-ME is later changed to any name in the alternative. A change in name does not void, nor make this contract voidable.

DATED AND EXECUTED AS OF THIS 4th DAY OF MAY, 2007

SHOW-ME ETHANOL

BY:____________________________

ECO-ENERGY, INC.

BY:____________________________

EXHIBIT A

Ethanol

Eco shall purchase 100% of the production of ethanol of SHOW-ME’s plant on the following terms:

1.
Eco will pay Friday of each week for the shipments made by Friday of the previous week upon receipt of Invoice, Bill of Lading, Return Bill of Lading, and Certificate of Analysis. All paperwork for the previous week’s shipments must be received by 12:00 noon Sunday.

2.	SHOW-ME is responsible for any and all of their local, state and federal tax liabilities.

3.	Eco will provide scheduling and marketing for ethanol produced.

4.	Eco will be responsible for receivables risk on ethanol.

5.	Eco reserves the right to refuse business to anyone due to credit and market risk.

6.
SHOW-ME shall meet or exceed all specifications for E-grade denatured fuel ethanol as well as any changes in fuel ethanol industry standards that might occur after the execution of this agreement. (EXHIBIT C)

7.	SHOW-ME will keep Eco informed on production forecasts, as well as daily plant inventory balances.

8.
On all truck and rail shipments title and risk of loss of the ethanol will pass at the loading flange between the plant and the truck or railcar. Unless otherwise specified Eco is purchasing all ethanol on a FOB plant basis.

9.	SHOW-ME will provide a minimum of 10 days storage on the SHOW-ME site.

10.	SHOW-ME must have meters that measure both gross and net 60 degrees Fahrenheit temperature corrected gallons.

11.
Eco shall deduct all unavoidable costs such as government tariffs or assessment fees, sales taxes, import/export handling fees, assessments, inspection fees, or any other that has been approved by the appropriate member of the board of directors.

EXHIBIT B

Eco Transportation Services

1.
Eco and SHOW-ME will mutually agree to the number of railcars needed. The lease costs for the railcars are a pass through charge to the ethanol facility. Eco will assist SHOW-ME in securing rail cars for their Missouri plant.

2.
Upon SHOW-ME’s receipt of invoice from Eco the amount of the invoice will be subtracted from Eco’s next Friday payment to SHOW-ME for Ethanol purchases unless otherwise communicated by SHOW-ME that the amount of the invoice will be remitted by wire transfer within five (5) business days from invoice date.

3.	Eco will negotiate rail rates in conjunction with SHOW-ME.

4.	All rail contracts will be in the name of SHOW-ME or any name later chosen in the alternative.

5.	SHOW-ME will invoice Eco for rail freight along with a copy of the actual railroad invoice. (This amount will be paid the following Friday upon receipt of invoice.)

6.	Eco will purchase all truck and railcar gallons on an FOB plant basis.

7.	Eco will supply trucks.